FOR IMMEDIATE RELEASE

NORDSON AND hhs LEIMAUFTRAGS-SYSTEME AGREE
TO TERMINATE PROPOSED ACQUISITION

WESTLAKE, Ohio – July 25, 2005 – Nordson Corporation (Nasdaq-NDSN) and the Baumer Group today announced that they have mutually agreed to terminate the previously announced planned acquisition by Nordson of hhs Leimauftrags-Systeme GmbH (“hhs”), headquartered in Krefeld, Germany.

“Nordson’s strategy is to drive revenue and earnings growth by building upon its strong market and technology positions to develop a growing presence in new markets and applications,” said Edward P. Campbell, Nordson’s chairman and chief executive officer. “Acquisitions have been and will continue to be an important element in the implementation of this strategy.”

“hhs Leimauftrags-Systeme GmbH will continue to act independently and provide the usual high quality, service and consultation. The Baumer Group will intensively invest into the expansion of hhs,” said Helmut Vietze, majority shareholder, Baumer AG, Frauenfeld Switzerland.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson Corporation has 3,600 employees worldwide, and direct operations and sales support offices in 30 countries.

hhs is a manufacturer of cold glue and hot melt adhesive dispensing technologies and quality control monitoring systems for the print finishing, paper and paperboard converting, and wood assembly industries. The company employs more than 140 people and has locations in Italy, United Kingdom and United States.

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Nordson Contact:	Derrick Johnson, Director Corporate Communications
Phone:	440-414-5639
E-mail:	djohnson@nordson.com
hhs Contact:	Detlef Engling, Geschäftsführer
Phone:	49 2151 4402 – 301
E-mail:	detlef.engling@hhs-systems.de